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                                                                    EXHIBIT 99.2

              EVERGREENBANCORP, INC. AMENDED 2000 STOCK OPTION PLAN
                   NONQUALIFIED STOCK OPTION LETTER AGREEMENT
                                 (FOR DIRECTORS)

TO: _________________________

      The Plan Administrator of the EvergreenBancorp, Inc. Amended 2000 Stock Option Plan (the "Plan") is pleased to inform you that you have been selected to receive a grant of a nonqualified stock option under the Plan. Subject to the terms and conditions set forth below and in the Plan, you are hereby granted a nonqualified stock option under the Plan for the purchase of _____ shares of the Common Stock (or a successor class of stock) of EvergreenBancorp, Inc. ( "the Company") at an exercise price of $ _______. A copy of the Plan is attached and incorporated into this Agreement by reference.

      TERM: The term of the option is three years and three months from the date of this Agreement and therefore, to the extent not exercised, will automatically terminate on , unless sooner terminated.

      EXERCISE: During your lifetime, only you can exercise the option. The Plan also provides for exercise of the option by the personal representative of your estate or the beneficiary thereof following your death. You may use the Notice of Exercise of Nonqualified Stock Option in the form attached to this Agreement when you exercise the option.

      PAYMENT FOR SHARES: At the discretion of the Plan Administrator, the option may be exercised by the delivery of cash, personal check (unless the Plan Administrator decides at the time of exercise not to accept a personal check), bank certified or cashier's check, or Company stock. At the sole discretion of the Plan Administrator, all or part of the required payment may be pursuant to an alternative arrangement, according to the terms dictated by the Plan Administrator and the Plan.

      TERMINATION: If your term as a Director expires and you are not reelected, or if you resign from your position on the board or are otherwise removed from the board, then the unvested portion of the option will expire. If you are removed from the board for "cause," as defined in the Plan, your entire unexercised option immediately terminates, including vested and unvested amounts. If you are no longer a director for reasons other than cause, and for other than death or disability, vested portions of outstanding options may be exercised for up to three months following the last day you are a director of the board, unless the term of the option expires sooner. If you are no longer a member of the board due to death or "permanent and total disability" (as defined in the Plan), you (or your estate or beneficiary) may exercise the vested portion of your option for one year following your termination, unless the term of the option expires sooner.

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      TRANSFER OF OPTION: The option is not transferable except by will or by the applicable laws of descent and distribution, except that you may (with the Plan Administrator's consent) transfer the option to a revocable trust you have created for the benefit of your family members, to an immediate family member, or to a partnership in which only family members or family trusts are partners.

      VESTING:

PERIOD OF YOUR CONTINUOUS TERM AS A DIRECTOR          PORTION OF TOTAL OPTION WHICH
WITH THE COMPANY FROM THE DATE OF THIS LETTER                 IS EXERCISABLE
---------------------------------------------         -----------------------------
                After 1 year                                     33-1/3%
                After 2 years                                    66-2/3%
                After 3 years                                       100%

      TAXATION: The date of grant of this option is . If you exercise the option and receive Common Stock of the Company, you will have taxable income in an amount equal to the difference between the fair market value of the stocks (as of the date of exercise) and the exercise price you pay. Because this amount is taxed as compensation, it may require the Company to withhold income and payroll taxes from other income paid to you. You should consider obtaining tax advice before exercising your option.

      YOUR PARTICULAR ATTENTION IS DIRECTED TO SECTION 8 OF THE PLAN, WHICH DESCRIBES CERTAIN IMPORTANT CONDITIONS RELATING TO FEDERAL AND STATE SECURITIES LAWS THAT MUST BE SATISFIED BEFORE THE OPTION CAN BE EXERCISED AND BEFORE THE COMPANY CAN ISSUE ANY SHARES TO YOU. THE COMPANY HAS NO OBLIGATION TO REGISTER THE SHARES THAT WOULD BE ISSUED UPON THE EXERCISE OF YOUR OPTION, AND IF IT NEVER REGISTERS THE SHARES, YOU MAY NOT BE ABLE TO SELL THE SHARES YOU RECEIVE UPON EXERCISE. AT THE PRESENT TIME, EXEMPTIONS FROM REGISTRATION UNDER FEDERAL AND STATE SECURITIES LAWS ARE VERY LIMITED AND MIGHT BE UNAVAILABLE TO YOU PRIOR TO THE EXPIRATION OF THE OPTION. CONSEQUENTLY, YOU MIGHT HAVE NO OPPORTUNITY TO EXERCISE THE OPTION AND RECEIVE, UPON SUCH EXERCISE, SHARES CAPABLE OF BEING RESOLD.

                                                      Very truly yours,

                                                      EVERGREENBANCORP, INC.

                                                      By________________________

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                          ACCEPTANCE AND ACKNOWLEDGMENT

      I, as a resident of the State of Washington, accept the nonqualified stock option described above and in the EvergreenBancorp 2000 Stock Option Plan and acknowledge receipt of a copy of this Agreement, including a copy of the Plan. I have reviewed the Plan and am aware of its terms, including the provisions of
Section 8.

      Dated: _______________                          __________________________
                                                      Signature of Optionee

         By his or her signature below, the spouse of the Optionee, if such Optionee is legally married as of the date of this Agreement, acknowledges that having read this Agreement and the Plan, and being familiar with the terms and provisions thereof, agrees to be bound by all the terms and conditions of this Agreement and the Plan.

      Dated: _______________                          __________________________
                                                      Spouse's Signature

                                                      __________________________
                                                      Printed Name

      By his or her signature below, the Optionee represents that he or she is not legally married as of the date of this Agreement.

      Dated: _______________                          __________________________
                                                      Signature of Optionee